EXHIBIT 99.1

For further information, contact:

Dr. Robert B. Harris

President/CEO, CBI

Phone: 800 735 9224

Fax: 804 648 2641

Commonwealth Biotechnologies, Inc. Reports Financial Results

Through June 2006

RICHMOND, VA (August 8, 2006) - Commonwealth Biotechnologies, Inc. (NASDAQ Capital Market: CBTE), a solutions provider to the global biotechnology industry, government agencies, pharmaceutical companies, and academic institutions, today released its financial results for the period ended June 30, 2006. The Company’s 10-QSB is expected to be released on or about August 14, 2006.

	Six months Ended June 30, 2006	Six Months Ended June 30, 2005
Revenues	$3,686,657	$3,665,596
Operating Expenses	2,801,866	2,771,980
General and Administrative	1,047,634	967,037
Other Income/Expense	(102,311)	(74,365)
Net Loss	(265,154)	(147,786)
EBITDA	339,242	434,231
Earnings (loss) per Share, Basic and Diluted	(0.08)	(0.05)

Discussion of Revenue and Expense Items

Total revenues in the 2006 period (the “2006 Period”) were essentially unchanged compared to the same period in 2005 (the “2005 Period”), but improvements were seen in key focus areas of the Company. Revenues from private sector commercial contracts increased by $60,611 or 19% from $314,825 in 2005 to $375,436 in 2006. DNA reference lab activities were essentially unchanged in the 2006 Period compared to the 2005 Period. However, revenues from clinical trial support services increased by $375,510 or 616% from $73,372 in 2005 to $448,882 in the 2005 Period. This increase was primarily due to the ramp-up of clinical testing for one of the Company’s principal clients. Bio-defense related government contract work decreased by $234,084 or 12.0% from $1,943,136 in 2005 to $1,709,052 in the 2006 Period. The decrease in government contract activities was primarily due to budget reversions which have pushed back the start dates of new contract work and to re-allocation of existing budget funds away from bio-defense into other areas, such as pandemic flu programs. However, the Company has seen a recent upturn in funded government projects and management believes that bio-defense related funding is still a viable source of revenue for the Company.

The Company continues to tightly control its expenses. As a percentage of revenue, direct labor, material, and general and administrative costs in the 2006 Period, remained essentially the same as in the 2005 Period.

Interest, amortization, and depreciation costs were $604,396 in the first six months of 2006 as compared to $582,027 in the 2005 Period. Thus, based on a net operating loss of $265,154 for the six month Period, earnings before income tax, depreciation, and amortization expenses (EBIDTA) amounted to $339,242 as compared to $434,241 for the 2005 Period. The net loss per share for the 2006 Period was $ 0.08, as compared to $0.05 in the 2005 Period.

New Contract Signings

Contract signings in 2006 total approximately $3.2 million to date. CBI’s contracts in the commercial sector continue to increase as CBI’s new marketing efforts gain momentum. CBI signed about $250,000 in new contracts with small to medium sized biotech and pharmaceutical companies in the second quarter of 2006 for activities which include peptide synthesis, cell bank qualification, mutation analysis, amino acid analysis, and comprehensive DNA sequence analysis.

During the second quarter of 2006, there was an upsurge in new contracts with different government agencies for performance of a wide variety of activities. New contracts signed in the second quarter of 2006 for government sector customers total approximately $1.2 million and the Company has already begun work on many of these projects. For the most part, revenues from these new contracts will be realized over the next year.

“We have begun to reverse CBI’s negative earnings with increased contracts signings,” said Dr. Robert B. Harris, President and CEO, “but we still have a ways to go to make up the shortfall in our 2006 revenues. The uptick in government sector contract signings came as a very pleasant surprise after the lackluster activity in this sector through the first part of the year. We anticipate that this trend will now continue at least through the end of this fiscal year.

Unfortunately, CBI was just recently notified by one of its principal clients that two of their on-going clinical trials for which CBI provides the laboratory support activities have been put on clinical hold pending issues to be resolved with the FDA. The revenue that the Company expected to realize from these two programs throughout the third and fourth quarters, estimated at $630,000, will be delayed until the clinical holds are removed. Therefore any anticipated earnings from these programs in the third and fourth quarters are uncertain at this time.

We are also beginning to see some early successes from the efforts of our new Senior VP of Sales, Marketing and Business Development, Dr. Joe Chimera. Dr. Chimera is working diligently to increase CBI’s visibility with commercial sector clients and has already re-vamped

CBI’s marketing activities so as to more closely align our technology offerings with the expectations of large and small biotech and pharma. Dr. Chimera’s efforts have already resulted in new contract work at CBI. Right now, we have achieved near parity in terms of revenues derived from government sector and private sector customers (including DNA reference lab customers), and our focus continues on growing top-line revenues from all income sources.”

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About CBI

Commonwealth Biotechnologies, Inc. is a solutions provider to the global biotechnology industry, academic institutions, government agencies, and pharmaceutical companies. It offers broad ranging expertise and a complete array of the most current analytical and synthetic chemistries and biophysical analysis technologies, many of which are not available from other commercial sources. CBI has crafted a stimulating, open environment where scientists collaborate among themselves and with our clients, take on interesting challenges and develop creative solutions. Through its FIL division, CBI offers comprehensive genetic identity testing, including paternity, forensic, and CODIS analyses. CBI is accredited by the American Association of Blood Banks, CLIA, and the National Forensic Science Technology Council, and operates fully accredited BSL-3 laboratory. For more information, visit CBI on the web at www.cbi-biotech.com and visit FIL at www.fairfaxidlab.com.

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Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in the Company’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. No statement herein should be considered an offer of any securities. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. Specifically, there can be no guarantee that:

•	CBI will receive all fees anticipated under existing contracts;

•	Adverse economic conditions will not result in the cancellation of future requests for proposals;

•	CBI will successfully acquire new private sector projects;

•	CBI will recognize all revenues attributable to uncompleted projects;

•	CBI’s customers will not terminate or delay their contracts prior to their completion;

•	CBI will see positive trends in financial performance; and

•	CBI will generate a profit in its 2006 fiscal year.

A number of factors, including customer demand, industry trends, armed conflict, and terrorist activities could alter these trends referenced herein. CBI undertakes no obligation to publicly release the results of any revisions to these forward looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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